Exhibit 23.3

YOUR REF :

OUR REF :	JL/18/68286/2025	DATE :	September 26, 2025

To Whom It May Concern
Dear Sirs,
Re:	Registration Statement in respect of Monkey Tree Investment Limited

Reference is made to the Registration Statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed or to be filed by Monkey Tree Investment Limited (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933 (the “Securities Act”) in connection with the proposed initial public offering of certain number of its Class A Ordinary Shares, par value of US$0.001 per share of the Company.

We hereby consent to the reference to this firm in the Registration Statement under the captions “Prospectus Summary,” “Risk Factors,” “Enforceability of Civil Liabilities,” “Material Income Tax Consideration,” and “Legal Matters.” In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the regulations promulgated thereunder.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

Yours faithfully,

/s/ K M Lai & Li

K M Lai & Li

JL/kf

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